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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 SUNSOURCE INC.


         SUNSOURCE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY
CERTIFY:

         FIRST:  The name of the Corporation is SunSource Inc.

         SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

         THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

         IN WITNESS WHEREOF, SUNSOURCE has caused this Certificate to be signed by the undersigned this 19th day of March, 1997.


                                     SUNSOURCE INC.


                                     By: /s/ Donald T. Marshall
                                         ---------------------------------------
                                         Donald T. Marshall
                                         Chairman and Chief Executive Officer

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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                OF SUNSOURCE INC.

         SunSource Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on December 30, 1996, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation restating, integrating and amending its Certificate of Incorporation was duly proposed by its Board of Directors and adopted by its sole stockholder in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the "GCL").

         1. Corporate Name. The name of the corporation is SunSource Inc. (hereinafter referred to as the "Corporation").

         2. Registered Office. The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

         3. Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the GCL.

         4.       Capital Stock.

                  4.1 Authorized Amount. The Corporation shall be authorized to issue 21,000,000 shares of capital stock, of which 20,000,000 shares shall be Common Stock, par value $0.01 per share, and 1,000,000 shares shall be Preferred Stock, par value $0.01 per share.

                  4.2 Authority of Board to Fix Terms of Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and to the fullest extent as may now or hereafter be permitted by the GCL, including, without limiting the generality of the foregoing, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Unless otherwise provided in such

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resolution or resolutions, shares of Preferred Stock of any series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

         5.       Section 203. The Corporation shall not be governed by
Section 203 of the Delaware General Corporation Law (pertaining to business combinations with interested stockholders), or any successor provision or provisions.

         6. Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or expense of any nature, including attorneys' fees) for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         If the GCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall automatically be eliminated or limited to the fullest extent permitted by the GCL as so amended. Neither the amendment nor repeal of this Article 6 nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 7 in respect of any matter arising or relating to any actions or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

         7. Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Whenever the Bylaws of the Corporation shall require for action by the Board of Directors, by the holders of any class or series of shares or by the holders of any other securities having voting power, the vote of a greater number or proportion than is required by any provision of applicable law, the Certificate of Incorporation or the general amendment provision of the Bylaws requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

         8. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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                  IN WITNESS WHEREOF, SunSource Inc. has caused this Amended and
Restated Certificate of Incorporation to be signed and acknowledged on this 19th day of March, 1997 in its name by a duly authorized officer.

                                        SUNSOURCE INC.


                                        By: /s/ Donald T. Marshall
                                            ------------------------------------
                                            Donald T. Marshall
                                            Chairman and Chief Executive Officer